SUBJECT TO COMPLETION, DATED DECEMBER  9, 2005

As filed pursuant to Rule 424(b)(5)
Registration No. 333-130109

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 2, 2005)

6,000,000 Shares

Common Stock

We are offering 6,000,000 shares of our common stock. Our common stock is quoted on the Nasdaq National Market under the symbol “WRES.” The last reported sale price of our common stock on the Nasdaq National Market on December 8, 2005 was $15.70 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us, Before Expenses	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of common stock to cover over-allotments.

The underwriters expect to deliver the shares on or about December    , 2005.

Jefferies	Sanders Morris Harris
Sole Book-Running Manager	Joint Lead Manager
Harris Nesbitt

The date of this prospectus supplement is December   , 2005.

CALCULATION OF REGISTRATION FEE

Title of Each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $.0001 per share	6,900,000	$15.55	$107,295,000	$11,480.57

(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933 on the basis of the average of the high and low prices on December 6, 2005.

TABLE OF CONTENTS

Prospectus Supplement

Forward-Looking Statements	ii
Prospectus Supplement Summary	S-1
Risk Factors	S-9
Use of Proceeds	S-11
Capitalization	S-12
Dilution	S-13
Price Range of Common Stock	S-14
Dividend History	S-14
Underwriting	S-15
Legal Matters	S-18
Experts	S-18
Where You Can Find More Information	S-18
Prospectus
Forward-Looking Statements	1
About this Prospectus	2
Where You Can Find More Information	2
Warren Resources	3
Risk Factors	4
Use of Proceeds	4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and Preferred Stock Dividends	4
Description of Debt Securities	5
Description of Capital Stock	17
Description of Depositary Shares	20
Description of Warrants	22
Description of Stock Purchase Contracts and Stock Purchase Units	23
Legal Matters	24
Experts	24

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference into this prospectus supplement that are not historical are “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve a number of risks and uncertainties.

These forward-looking statements include, among others, the following:

•       our growth strategies;

•       our reserve estimates;

•       our ability to successfully and economically explore for and develop oil and gas resources;

•       anticipated trends in our business;

•       our future results of operations;

•       our liquidity and ability to finance our exploration and development activities;

•       market conditions in the oil and gas industry;

•       our ability to make and integrate acquisitions, including our pending acquisition of the North Wilmington unit within the Los Angeles Basin, or the North Wilmington unit; and

•       the impact of environmental and other governmental regulation.

These statements may be incorporated by reference into or found under various sections of this prospectus supplement. Forward-looking statements are typically identified by use of terms such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.

The forward-looking statements contained in this prospectus supplement are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus supplement are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to a number of factors, including:

•       the failure to obtain sufficient capital resources to fund our operations;

•       an inability to replace our reserves through exploration and development activities;

•       unsuccessful drilling activities;

•       a decline in oil or natural gas production or oil or natural gas prices;

•       incorrect estimates of required capital expenditures;

•       increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

•       impact of environmental and other governmental regulation;

ii

•       hazardous and risky drilling operations;

•       an inability to meet growth projections; and

•       an inability to complete our pending acquisition of the North Wilmington unit in a timely manner or at all.

You should also consider carefully the statements contained in other sections of this prospectus supplement, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

All forward-looking statements contained in or incorporated by reference into this prospectus supplement speak only as of the date of this prospectus supplement or the date of the document incorporated by reference, as applicable. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. Unless we state otherwise or the context indicates otherwise, references to “Warren”, “we”, “us” and “our” in this prospectus supplement and the accompanying prospectus refer to Warren Resources and its subsidiaries. References to our oil and gas leasehold interests include our allocable share of oil and gas leasehold interests held by drilling programs that we sponsor together with minority interests allocable to other interest holders in 13 limited liability companies that we control.

The Company

We are a growing independent energy company engaged in the exploration and development of domestic onshore natural gas and oil reserves. We focus our efforts primarily on the exploration and development of coalbed methane, or CBM, natural gas properties located in the Rocky Mountain region and on our waterflood oil recovery program in the Wilmington Townlot Unit, or Wilmington unit, in the Wilmington field within the Los Angeles Basin of California.

As of September 30, 2005, we owned natural gas and oil leasehold interests in approximately 279,814 gross (154,679 net) acres, 94% of which are undeveloped. Substantially all our undeveloped acreage is located in the Rocky Mountains and the Wilmington unit. We have identified approximately 2,202 drilling locations on our acreage in the Rocky Mountains, primarily on 80-acre and 160-acre well spacing. Additionally, we have identified approximately 450 drilling locations in the Wilmington Unit.

As of December 31, 2004, we had estimated net proved reserves of 103.6 Bcfe, with a PV-10 value of $242.3 million, based on the reserve report prepared by Williamson Petroleum Consultants, Inc. These estimated net proved reserves are located on approximately 8% of our total net acreage. Based on our preliminary results to date, we believe that a substantial amount of our remaining undeveloped CBM acreage in the Washakie Basin in the Rocky Mountain Region has commercial potential.

Effective as of January 1, 2005, we acquired all of the right, title and interest in the Wilmington unit of Magness Petroleum Company for $14.8 million. As a result of this acquisition, our working interests in our Wilmington unit holdings increased to approximately 98.5%. We were also appointed operator of record for this unitized oil field. Also as a result of the Magness Petroleum acquisition, our year-end 2004 estimated net proved reserves, adjusted as if the acquisition had occurred on December 31, 2004, were 128.9 Bcfe with a PV-10 value of $306.9 million. For the first eleven months of 2005, our total net production from the Wilmington unit, all of which was attributable to the Terminal oil zone, was 0.75 Bcfe. We commenced drilling seven spot water flood patterns in the Terminal oil zone on June 10, 2005 and we plan to commence drilling in the Ranger oil zone in December 2005.

Based on a report from Williamson Petroleum Consultants as of December 9, 2005, the estimated net proved reserves attributable to the Ranger oil zone of the Wilmington unit were 77.4 Bcfe. Our reserve report as of December 31, 2004, also prepared by Williamson Petroleum Consultants, attributed no significant proved reserves to the Ranger oil zone.

On December 9, 2005, we entered into an asset purchase agreement to acquire the North Wilmington unit. The acquired assets will include a 100% working interest and an approximate 84.5% net revenue interest in the field, including existing wells, certain equipment and certain surface properties. The acquisition is expected to close on or before December 31, 2005, subject to satisfaction or waiver of customary closing conditions. See “—Recent Developments.” Also, based on a report of Williamson

Petroleum Consultants as of December 9, 2005, the estimated net proved reserves attributable to the North Wilmington unit were 118.8 Bcfe.

As of September 30, 2005, we had interests in 247 gross (105 net) producing wells and are the operator or co-operator of record for 83% of these wells. Through our joint venture agreements, we actively participate in operating activities for most of the wells for which we are not operator of record. On September 30, 2005, total daily production was 23.2 MMcfe/d gross (6.0 MMcfe/d net). For the nine months ended September 30, 2005, we incurred capital expenditures of $13.3 million. For 2005 and 2006, we have a total capital expenditure budget of approximately $30.4 million and $108.1 million, respectively.

Our executive offices are located at 489 Fifth Avenue, 32nd Floor, New York, NY 10017, and our telephone number is (212) 697-9660. Warren E&P, Inc., our wholly-owned subsidiary, has principal offices at 123 West 1st Street, Suite 505, Casper, WY 82601 and 301 E. Ocean Boulevard, Long Beach, CA 90802. Our website is www.warrenresources.com. Information on our website is not a part of this prospectus supplement or the accompanying prospectus.

Business Strategy

The principal elements of our business strategy are designed to grow our oil and gas reserves, production volumes and cash flows at a positive return on invested capital. We plan to focus on the following:

•       Exploit Existing Properties Through the Drillbit.   We intend to increase our proved reserves and production by drilling numerous locations identified on our Rocky Mountain CBM properties and on our Wilmington unit. Including the pending acquisition of the North Wilmington unit, we have identified a total of 2,702 drilling locations, of which 2,202 are in our Rocky Mountain CBM properties, of which 450 are in our Wilmington unit and of which 50 are in the North Wilmington unit. We plan to participate in the drilling of 155 gross wells during 2006, of which 64 are in our Rocky Mountain CBM properties and of which 91 are in our Wilmington unit.

•       Pursue Selective Acquisitions and Joint Ventures.   We believe we are well positioned, given our asset base and technical expertise, to pursue selected acquisitions and attract industry joint venture partners. For example, in January 2005, we acquired all of Magness Petroleum’s interest in the Wilmington unit, and we are joint venture partners with Anadarko Petroleum Corporation, one of the largest independent oil and gas exploration and production companies in the world. Recently we entered into an asset purchase agreement to purchase the North Wilmington unit. We expect to pursue further acquisitions of natural gas and oil properties in areas where we have specific technical knowledge and experience.

•       Reduce Costs Through Economies of Scale and Efficient Operations.   As we continue to increase our production and develop our existing properties, we expect that our unit cost structure will benefit from economies of scale. With respect to our CBM operations, we anticipate reducing unit costs by greater utilization of our existing infrastructure over a larger number of wells. We seek to exert more control over costs and timing in our exploration, development and production activities through our operating activities and relationships with our joint venture partners.

Competitive Strengths

As a result of the following strengths, we believe we are well positioned to execute our business strategy:

•       Substantial Rocky Mountain Undeveloped CBM Acreage Position.   We believe that the Rocky Mountain region is one of the few remaining high potential CBM natural gas provinces in North America. As of September 30, 2005, we have assembled a substantial undeveloped acreage position in the Rocky Mountains of 253,704 gross (142,662 net) acres containing 2,202 identified drilling locations. In the Rocky Mountains, our estimated total net proved reserves of 13.9 Bcf are located on approximately 6% of our total net acreage.

•       Significant Development Opportunity in the Los Angeles Basin of California.   We believe that our Wilmington unit, together with the North Wilmington unit, provide us a significant development opportunity of long-lived oil reserves in a historically prolific basin. The Wilmington unit and North Wilmington unit combined comprise approximately 2,315 gross (2,117 net) acres within the Los Angeles basin and contain 500 identified drilling locations for producing wells. As of December 31, 2004, 97% of our proved reserves in the Wilmington unit were undeveloped.

•       Technical Expertise.   Since the beginning of our CBM operations in 1996, we have gained considerable expertise in advanced CBM drilling, completion and re-entry techniques. We also have expertise in directional and horizontal drilling relating to our waterflood recovery program in the Wilmington unit.

•       Experienced Management Team.   Our management team has 27 years of experience on average in the oil and gas industry, and our technical professionals have 25 years of experience on average in oil and gas operations. Our personnel have extensive experience in managing large-scale operations in each of our areas of concentration. Most members of our senior management have been with us since the mid-1990s.

•       Incentivized Management Ownership.   The equity ownership of our management team is strongly aligned with that of our stockholders. As of December 7, 2005, our 14 directors and executive officers beneficially owned 5,405,040 shares of common stock, which includes exercisable options to purchase 2,034,283 shares of our common stock.

Recent Developments

On December 9, 2005, we entered into an asset purchase agreement to acquire the North Wilmington unit. The acquired assets will include a 100% working interest and an approximate 84.5% net revenue interest in the field, including existing wells, certain equipment and certain surface properties. The purchase price will be $23 million in cash. We intend to use a portion of the net proceeds from this offering for the acquisition of the North Wilmington unit. The acquisition is expected to close on or before December 31, 2005, subject to satisfaction or waiver of customary closing conditions. We cannot assure you, however, that the acquisition will close in December 2005 or at all.

The North Wilmington unit is located in the Wilmington oil field adjacent to our existing Wilmington unit leasehold interests. The Wilmington oil field has produced over 2.5 billion barrels of oil since its discovery in the 1920s. Since that time, the North Wilmington unit, a unitized oil field consisting of approximately 875 gross and net acres, has produced more than 37.6 million barrels of oil from primary production. All the working interests in the North Wilmington unit are subject to the terms and provisions of a unit operating agreement.

The North Wilmington unit oil reserves are primarily proved undeveloped, or PUDs. We seek to develop these reserves using directional and horizontal drilling and secondary recovery techniques, such as a waterflood recovery program. For the ten months ended October 31, 2005, the North Wilmington unit had an average daily production of 396 gross (334.6 net) barrels per day, or Bbls/d, production. Further, as of October 31, 2005, there were 46 gross (38.9 net) producing wells.

The Offering

Common stock offered by us	6,000,000 shares
Common Stock to be outstanding after this offering	51,403,732 shares
Use of proceeds

We expect to use the net proceeds from this offering to fund our acquisition of the North Wilmington unit, to fund our exploration and development activities and for other general corporate purposes, including other potential future acquisitions. See “Use of Proceeds.”

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 900,000 shares solely to cover over-allotments.
Risk Factors	You should carefully read and consider the information set forth in “Risk Factors” beginning on page S-9 of this prospectus supplement before investing in our common stock.
Nasdaq National Market symbol	WRES

The number of shares to be outstanding after the offering is based on the number of shares outstanding as of December 7, 2005. Unless we specifically state otherwise, the information contained in this prospectus supplement:

•       is based on the assumption that the underwriters will not exercise the over-allotment option granted to them by us; and

•       excludes 6,818,308 shares of common stock reserved for issuance upon the conversion of outstanding convertible debt and convertible preferred stock, the exercise of outstanding warrants and the exercise of options granted under our equity compensation plans.

Summary Consolidated Historical Financial Data
(In thousands, except share and per share data)

This section presents our summary consolidated historical financial information. You should read carefully the consolidated financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended. The summary consolidated historical financial data is not intended to replace the consolidated financial statements.

We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2004, 2003 and 2002, and the balance sheet data as of December 31, 2004 and 2003, from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended. We derived the statement of operations data and statement of cash flows data for the nine months ended September 30, 2005 and 2004, and the balance sheet data as of September 30, 2005 and 2004, from the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2005 and 2004, respectively. The interim unaudited consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and include, in the opinion of management, all adjustments consisting of normal and recurring adjustments necessary to present fairly the data for such periods and may not necessarily be indicative of full year results.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
Statement of Operations Data:
Revenues:
Oil and gas sales	$6,454	$5,717	$593	$8,924	$4,533
Turnkey contracts with affiliated partnerships	10,530	11,301	5,841	6,285	7,109
Oil and gas sales from marketing activities	6,171	5,621	11,272	6,941	4,572
Well services	1,070	1,168	1,895	1,199	799
Total revenues	24,225	23,807	19,601	23,349	17,013
Costs and operating expenses:
Production and exploration	3,935	3,812	1,326	4,908	3,168
Turnkey contracts	12,932	7,285	4,965	6,687	8,302
Cost of marketed oil and gas purchased from affiliated partnerships	6,028	5,500	11,121	6,844	4,465
Well services	673	662	839	842	410
Depreciation, depletion, amortization and impairment	4,023	3,249	9,930	2,715	2,662
General and administrative	8,116	4,496	6,278	4,725	3,292
Contingent repurchase obligation	—	—	(3,065)	—	—
Total costs and operating expenses	35,707	25,004	31,394	26,721	22,299
Income (loss) from operations	(11,482)	(1,197)	(11,793)	(3,372)	(5,286)
Other income (expense):
Interest and other income	2,089	1,340	5,258	2,244	1,406
Interest expense	(494)	(1,528)	(6,313)	(1,702)	(374)
Retirement of debt	—	—	—	(1,524)	—
Gain on sale of oil and gas properties	120	494	4,287	89	120
Net gain (loss) on investment	(43)	21	464	418	(39)
Total other income (expense)	1,672	327	3,696	(475)	1,113
Loss before income taxes, extraordinary item and cumulative effect of change in accounting principle	(9,810)	(870)	(8,097)	(3,847)	(4,173)
Income tax expense (benefit)	(59)	129	(471)	143	(92)
Loss before minority interest and cumulative effect of change in accounting principle	(9,751)	(999)	(7,626)	(3,990)	(4,081)
Minority interest	(209)	(112)	—	(219)	(111)
Net loss before change in accounting principle	(9,960)	(1,111)	(7,626)	(4,209)	(4,192)
Cumulative effect of change in accounting principle	—	(88)	—	—	—
Net loss	(9,960)	(1,199)	(7,626)	(4,209)	(4,192)
Preferred dividends and accretion	6,591	4,562	16	3,647	4,940
Net loss applicable to common stockholders	$(16,551)	$(5,761)	$(7,642)	$(7,856)	$(9,132)
Basic and diluted loss per common share	$(0.84)	$(0.34)	$(0.44)	$(0.21)	$(0.49)
Weighted average shares outstanding basic and diluted	19,739,048	16,827,857	17,339,869	37,325,880	18,699,514

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005	2004
				(Unaudited)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$(4,507)	$5,278	$(6,101)	$(11,854)	$(5,562)
Investing activities	(29,033)	(13,524)	5,317	(20,737)	(16,564)
Financing activities	108,931	9,591	1,045	(16,969)	14,906

	At December 31,		At September 30,
	2004	2003	2005	2004
			(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$99,921	$24,529	$50,361	$17,309
Oil and gas properties, net	116,595	94,950	145,937	107,848
Total assets	246,911	151,054	218,413	154,779
Long-term debt (including current maturities)	50,038	49,916	20,896	48,586
Convertible preferred stock	77,270	76,334	11,091	77,194
Total stockholders’ equity	157,569	56,394	165,001	68,986

Summary Reserve and Production Data

The following table sets forth summary information concerning our estimated proved oil and gas reserves at December 31, 2004, 2003 and 2002 based on reports prepared by Williamson Petroleum Consultants, Inc., our independent petroleum consultants. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. You should refer to “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties—Oil and Natural Gas Reserves” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, in evaluating the material presented below.

	At December 31,
	2004	2003	2002
Estimated Net Proved Reserves:
Natural gas (MMcf)(1)	18,542	15,448	8,503
Oil (MBbls)(2)	14,176	15,124	12,324
Natural gas equivalent (MMcfe)	103,601	106,190	82,447
PV-10 value (in thousands)(3)	$242,293	$182,985	$113,954
Less: future income taxes, discounted at 10%	49,648	36,859	42,536
Standardized measure of discounted future net cash flows (in thousands)(4)	192,645	146,126	71,418
Prices Used in Calculating Estimated Value of Proved Reserves:
Natural gas (per Mcf)	$5.30	$4.50	$3.36
Oil (per Bbl)	37.59	28.45	27.15
Other Reserve Data:
Proved developed reserves (MMcfe)	10,866	9,862	6,967

(1)          Included in 2004, 2003 and 2002 reserves, 357 MMcf, 1,028 MMcf and 577 MMcf is attributable to consolidated subsidiaries in which there is an average minority interest of 23%, 25%, and 34%, respectively.

(2)          Included in 2004, 2003 and 2002 reserves, 2,142 MBbls, 2,469 MBbls and 1,195 MBbls is attributable to consolidated subsidiaries in which there is an average minority interest of 23%, 25%, and 34%, respectively.

(3)          The PV-10 value represents the discounted future net cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10% per annum. Our reconciliation of this non-GAAP financial measure is shown in the table as the PV-10 value, less future income taxes, discounted at 10% per annum, resulting in the standardized measure of discounted future net cash flows. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%. In accordance with SEC requirements, our reserves and the future net revenues were determined using realized prices for natural gas and oil at each of December 31, 2002, 2003, and 2004, which were $3.36 per Mcf of natural gas and $27.15 per barrel of oil at December 31, 2002, $4.50 per Mcf of natural gas and $28.45 per barrel of oil at December 31, 2003, and $5.30 per Mcf of natural gas and $37.59 per barrel of oil at December 31, 2004. These prices reflect adjustment by lease for quality, transportation fees and regional price differences.

(4)          The standardized measure of discounted future net cash flows differs from PV-10 value because it includes the effect of future income taxes. Included in 2004, 2003 and 2002 standardized measure of discounted future net cash flows, $26,054, $23,017 and $10,462 is attributable to consolidated subsidiaries in which there is an average minority interest of 23%, 25%, and 34%, respectively.

The following table sets forth summary information concerning our production results for the years ended December 31, 2004, 2003 and 2002, and the nine months ended September 30, 2005.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2003	2002	2005
Net Production Volume:
Natural gas (MMcf)	817.2	785.8	54.8	789.3
Oil (MBbls)	68.2	87.4	4.3	98.4
Total (MMcfe)	1,226.3	1,310.1	80.3	1,379.7
Average Sales Prices:
Natural gas (per Mcf)	$5.03	$3.70	$1.90	$5.88
Oil (per Bbl)	34.38	25.42	20.84	43.54
Weighted Average (per Mcfe)	5.26	3.92	2.40	6.47

RISK FACTORS

An investment in our common stock involves a high degree of risk. In considering whether to purchase the common stock, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including those risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, under the “Risk Factors” section. In addition, you should carefully consider the risk factors described below related to this offering and an investment in our common stock.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•       general market and economic conditions;

•       actual or anticipated changes in our future financial performance;

•       changes in oil or natural gas prices;

•       the operations and stock performance of our competitors;

•       developments in the oil and natural gas industry;

•       domestic and worldwide supplies of and demand for oil and natural gas;

•       fluctuations in our quarterly operating results;

•       changes in financial estimates by securities analysts;

•       additions or departures of senior management and key personnel;

•       actions by institutional stockholders; and

•       changes in environmental and other governmental regulations.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your common stock at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

Our management has broad discretion over the use of the net proceeds from this offering, and you may not agree with how they use them.

Our management has significant flexibility in applying the net proceeds we receive in this offering. We intend to use approximately $23 million of the net proceeds to fund the acquisition of the North Wilmington unit. After funding the acquisition, we anticipate that we will have a significant portion of net proceeds remaining. We will have considerable discretion in the application of the remaining net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the remaining net proceeds are being used appropriately.

We may not be able to complete our acquisition of the North Wilmington unit.

The completion of our acquisition of the North Wilmington unit is subject to various conditions. If any of these conditions is not satisfied or waived, we may be unable to complete the acquisition. In the event the acquisition is not completed, we would have an additional $23 million of net proceeds from this offering that would be utilized by our management in its discretion.

Provisions in our articles of incorporation, bylaws and Maryland law may make it more difficult to effect a change in control, which could adversely affect the price of our common stock.

Provisions of our articles of incorporation, bylaws and Maryland law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition.

Our articles of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control. These provisions include:

•       giving the board the exclusive right to fill all board vacancies;

•       providing that special meetings of stockholders may only be called by the board pursuant to a resolution adopted by

•        a majority of the board, either upon a motion or upon written request by holders of at least 66 2/3% of the voting power of the shares entitled to vote, or

•        by our president;

•       a classified board of directors;

•       permitting removal of directors only for cause and with a super-majority vote of the stockholders; and

•       prohibiting cumulative voting in the election of directors.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, and may limit the price that investors are willing to pay in the future for shares of our common stock.

We are also subject to provisions of the Maryland General Corporation Law that prohibit business combinations with persons owning 10% or more of the voting shares of a corporation’s outstanding stock, unless the combination is approved by the board of directors prior to the person owning 10% or more of the stock, for a period of five years, after which the business combination would be subject to special stockholder approval requirements. This provision could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or may otherwise discourage a potential acquiror from attempting to obtain control from us, which in turn could have a material adverse effect on the market price of our common stock.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

Under the terms of our convertible preferred stock, we may not pay dividends on our common stock unless all accrued dividends on our convertible preferred stock have been paid. We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $89.2 million, or approximately $102.7 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $15.70 per share, which was the last reported sale price of our common stock on December 8, 2005. We intend to use $23 million of the net proceeds from this offering to fund our acquisition of the North Wilmington unit. For more information regarding our acquisition of the North Wilmington unit, see “Prospectus Supplement Summary—Recent Developments.”

After spending $23 million for the acquisition of the North Wilmington unit, we intend to use the remaining net proceeds from this offering, together with our other available cash, to fund our exploration and development activities and other general corporate purposes, including other potential acquisitions that we may pursue in the future.

Our current plan for funding our exploration and development activities include the following approximate amounts:

•       drilling and other development of our interests in the Wilmington unit in the Los Angeles Basin: $60.9 million;

•       exploration and development of our interests in the Atlantic Rim project in the Washakie Basin: $21.6 million;

•       exploration and development of our interests in the Pacific Rim project in the Washakie Basin and other projects in Wyoming: $15.6 million; and

•       drilling and other development of our interests in the North Wilmington unit: $10.0 million.

Pending final use, we may invest the net proceeds from this offering in interest-bearing short-term investment grade securities.

The foregoing discussion represents our best estimate of the allocation of the net proceeds of the offering based upon our current plans. Actual expenditures may vary from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or to use portions thereof for other purposes.

CAPITALIZATION

The following table sets forth, as of September 30, 2005, a summary of our capitalization, both on an actual basis and on an as adjusted basis, to give effect to this offering at an assumed public offering price of $15.70 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable us, and the application of the net proceeds from this offering.

	As of September 30, 2005
	Actual	As Adjusted
	(in thousands) (unaudited)
Cash and cash equivalents	$50,361	$139,601
Current portion of long-term debt(1)	$14,854	$14,854
Long-term debt:
Debentures and other long-term liabilities(1)	6,042	6,042
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, of which 946,784 shares are issued and outstanding	11,091	11,091
Common stock, $0.0001 par value, 100,000,000 shares authorized	4	5
Actual—42,989,774 shares issued and outstanding
As adjusted—48,989,774 shares issued and outstanding
Additional paid in capital	235,881	325,120
Treasury stock, at cost, 632,250 shares	(728)	(728)
Accumulated other comprehensive income	652	652
Accumulated deficit	(81,899)	(81,899)
Total stockholders’ equity	165,001	254,241
Total capitalization	$185,897	$275,137

(1)          As a result of calling certain debentures for redemption on September 21, 2005 and October 3, 2005, long-term debt will be reduced by $14.3 million to $2.6 million during December 2005. Debentures totaling $10.6 million were either redeemable at 100% of par value or convertible into shares of our common stock at $8.00 per share. Debentures totaling an additional $3.7 million were either redeemable at 110% of par value or convertible into shares of our common stock at $9.00 per share. The remaining $2.6 million of outstanding debentures are secured by zero coupon U.S. treasury bonds having a current market value of $1.3 million.

DILUTION

Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share. Our net tangible book value as of September 30, 2005 was approximately $161.6 million, or approximately $3.76 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2005.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of 6,000,000 shares of common stock in this offering assuming a public offering price of $15.70 per share, which was the last reported sale price of our common stock on December 8, 2005, and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2005 would have been approximately $250.8 million, or $5.12 per share. This represents an immediate increase in net tangible book value of $1.36 per share of common stock to existing shareholders and an immediate dilution of $10.58 per share of common stock to purchasers of common stock in this offering.

Public offering price per share	$15.70
Net tangible book value per share as of September 30, 2005	3.76
Increase in net tangible book value	1.36
Net tangible book value per share as of September 30, 2005 after giving effect to this offering	5.12
Dilution in net tangible book value per share to new investors	10.58

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock upon the conversion of outstanding convertible debt and convertible preferred stock, the exercise of outstanding warrants and the exercise of outstanding options granted under our equity compensation plans.

PRICE RANGE OF COMMON STOCK

We conducted the initial public offering of our common stock in December 2004 at $7.50 per share of common stock. Our common stock has traded on the Nasdaq National Market under the symbol “WRES” since December 17, 2004. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market:

	Common Stock Price
Quarter ended:	High	Low
2005
December 31, 2005 (through December 8, 2005)	$18.19	$13.00
September 30, 2005	17.45	10.10
June 30, 2005	11.41	8.01
March 31, 2005	13.00	8.30
2004
December 31, 2004 (commencing December 17, 2004)	$10.00	$8.00

On December 8, 2005, the closing sales price of our common stock as reported by Nasdaq was $15.70 per share.

On December 8, 2005, the approximate number of holders of record of our common stock was 3,014.

DIVIDEND HISTORY

We have never paid or declared any cash dividends on our common stock. We currently intend to retain earnings, if any, to finance the growth and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement between us and Jefferies & Company, Inc., as representative of the several underwriters, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell to each named underwriter, the number of shares of common stock set forth opposite its name in the following table.

Underwriter	Number of Shares
Jefferies & Company, Inc.
Sanders Morris Harris Inc.
Harris Nesbitt Corp.
Total	6,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares offered by us are subject to the satisfaction of some conditions. The underwriters are obligated to purchase all of the shares offered, if any of the shares are purchased, other than the shares covered by the over-allotment option described below. The underwriting agreement also provides that, in the event of a default by an underwriter, in some circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover of this prospectus supplement and to some dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and those dealers may reallow, a discount not in excess of $       per share to other dealers. After this offering, the public offering price, the concession to selected dealers and reallowance to other dealers may be changed by the underwriters.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to 900,000 additional shares at the public offering price less the underwriting discount set forth on the cover of this prospectus supplement. The underwriters may exercise this option solely to cover any over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 900,000 additional shares.

	Per Share	Total Without Exercise of Option	Total With Full Exercise of Option
Public offering price	$	$	$
Underwriting discounts and commissions payable by us	$	$	$
Proceeds to us before expenses	$	$	$

We estimate that the total expenses related to this offering payable by us, excluding underwriting discounts and commissions, will be approximately $250,000.

This offering of our common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of the shares of our common stock in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.

We, our executive officers and our directors have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of our common stock either owned as of the date of this prospectus supplement or thereafter acquired without the prior written consent of Jefferies & Company, Inc. However, Jefferies & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. This 90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have been advised by the representative of the underwriters that, in accordance with Regulation M, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

A “syndicate covering transaction” is a bid for or the purchase of shares on behalf of the underwriters to reduce a syndicate short position incurred by the underwriters in connection with this offering. The underwriters may create a short position by making short sales of our shares and may purchase shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales can either be “covered” or “naked.” “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. “Naked” short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriters create a syndicate short position, they may choose to reduce or “cover” that short position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in “syndicate covering transactions.” The underwriters must close out any naked short position by purchasing shares in the open market. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares through the over-allotment option.

A “stabilizing bid” is a bid for the purchase of shares on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A “penalty bid” is an arrangement that permits the representative to reclaim the selling concession from an underwriter or syndicate member when shares sold by such underwriter or syndicate member are purchased by the representative in a stabilizing or syndicate covering transaction and, therefore, have not been effectively placed by the underwriter or syndicate member.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the market price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be conducted on the Nasdaq National Market or otherwise.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Patton Boggs LLP, Denver, Colorado. On December 7, 2005, attorneys at Patton Boggs LLP beneficially owned 41,200 shares of our common stock, 3,337 shares of our 8% convertible preferred stock, a class A warrant to purchase 6,250 shares of our common stock and a class B warrant to purchase 6,250 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Jones Day.

EXPERTS

The consolidated financial statements incorporated into this prospectus supplement by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

Information with respect to the oil and gas reserves associated with our oil and gas properties included in or incorporated into this prospectus supplement by reference is derived from the reports of Williamson Petroleum Consultants, Inc., independent consulting petroleum engineers, and has been included in or incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warrenresources.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•                    incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•                    we are disclosing important information to you by referring you to those documents; and

•                    information we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•                    Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 17, 2005, as amended on November 22, 2005;

•                    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 12, 2005;

•                    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 10, 2005;

•                    Our Quarterly Report on Form 10-Q for the quarter ended September 30 2005, filed on November 8, 2005;

•                    Our Current Reports on Form 8-K filed on June 20, 2005 and September 8, 2005;

•                    The description of our common stock contained in our registration statement on Form 10 (File No. 000-33275) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended; and

•                    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus supplement by reference. Requests for copies should be directed to Corporate Secretary, Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017, telephone (212) 697-9660.

PROSPECTUS

WARREN RESOURCES, INC.

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

Senior Debt Securities and Subordinated
Debt Securities Guaranteed by
Warren Resources of California, Inc.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is quoted on the Nasdaq National Stock Market under the symbol “WRES.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2005.

i

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical are “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve a number of risks and uncertainties.

These forward-looking statements include, among others, the following:

•       our growth strategies;

•       our reserve estimates;

•       our ability to successfully and economically explore for and develop oil and gas resources;

•       anticipated trends in our business;

•       our future results of operations;

•       our liquidity and ability to finance our exploration and development activities;

•       market conditions in the oil and gas industry;

•       our ability to make and integrate acquisitions; and

•       the impact of environmental and other governmental regulation.

These statements may be incorporated by reference into or found under various sections of this prospectus. Forward-looking statements are typically identified by use of terms such as “may”, “will”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “pursue”, “target” or “continue”, the negative of such terms or other comparable terminology, although some forward-looking statements may be expressed differently.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in or incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to a number of factors, including:

•       the failure to obtain sufficient capital resources to fund our operations;

•       an inability to replace our reserves through exploration and development activities;

•       unsuccessful drilling activities;

•       a decline in oil or natural gas production or oil or natural gas prices;

•       incorrect estimates of required capital expenditures;

•       increases in the cost of drilling, completion and gas gathering or other costs of production and operations;

•       impact of environmental and other governmental regulation;

•       hazardous and risky drilling operations; and

•       an inability to meet growth projections.

You should also consider carefully the statements contained in or incorporated by reference into other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “us,” “our” or “ours” refer to Warren Resources, Inc. and its subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov. We also make available on our Internet website our annual, quarterly and current reports and amendments as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. Our Internet address is www.warrenresources.com. The information on our website is not a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•       incorporated documents are considered part of this prospectus;

•       we are disclosing important information to you by referring you to those documents; and

•       information we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•  Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 17, 2005, as amended on November 22, 2005;

•  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 12, 2005;

•  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 10, 2005;

•  Our Quarterly Report on Form 10-Q for the quarter ended September 30 2005, filed on November 8, 2005;

•  Our Current Reports on Form 8-K filed on June 20, 2005 and September 8, 2005;

•  The description of our common stock contained in our registration statement on Form 10 (File No. 000-33275) filed with the SEC pursuant to Section 12(g) of the Exchange Act on October 26, 2001, as amended; and

•  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to Corporate Secretary, Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017, telephone (212) 697-9660.

WARREN RESOURCES

We are a growing independent energy company engaged in the exploration and development of domestic onshore natural gas and oil reserves. We focus our efforts primarily on the exploration and development of coalbed methane, or CBM, properties located in the Rocky Mountain region and on our waterflood oil recovery program in the Wilmington Townlot Unit, or Wilmington unit, in the Wilmington field within the Los Angeles Basin of California.

In connection with our initial public offering, our common stock commenced trading on the Nasdaq National Market on December 17, 2004 under the trading symbol “WRES”. On November 29, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $15.31 per share.

Our executive offices are located at 489 Fifth Avenue, 32nd Floor, New York, NY 10017, and our telephone number is (212) 697-9660. Warren Resources of California, Inc.’s principal offices are located at 301 E. Ocean Boulevard, Long Beach, CA 90802. Our website is www.warrenresources.com. Information on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended on November 22, 2005, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” before investing in our securities. You should also consider similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described herein speculative or risky.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures, acquisitions and additions to our working capital. Until we use the net proceeds from the sale of the securities for these purposes, we may place the net proceeds in temporary investments.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our ratios of consolidated earnings to fixed charges for the periods presented.

	Nine Months Ended September 30,	Years Ended December 31,
	2005	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges(1)	(2)	(2)	(2)	(2)	(2)	(2)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	(3)	(3)	(3)	(3)	(3)	(3)

(1)          For purposes of calculating the ratios of consolidated earnings to fixed charges, earnings consist of income before income taxes, fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expensed, interest capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of interest within rental expense.

(2)          Earnings for the nine months ended September 30, 2005, and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, were insufficient to cover fixed charges by $5.3 million, $15.7 million, $6.4 million, $9.4 million, $23.2 million and $3.0 million, respectively.

(3)          Earnings for the nine months ended September 30, 2005, and the years ended December 31, 2004, 2003, 2002, 2001 and 2000, were insufficient to cover fixed charges and preferred dividends by $8.9 million, $22.3 million, $11.0 million, $9.4 million, $23.2 million and $3.0 million, respectively.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

Any debt securities issued using this prospectus (“Debt Securities”) will be our direct unsecured general obligations. The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, certain of our domestic subsidiaries, if our domestic subsidiaries are guarantors of the Debt Securities, and The Bank of New York (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”

We are a holding company, and we primarily conduct our operations through subsidiaries. Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of our company and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against such subsidiary.

We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 2.06). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture.

The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt (“Senior Debt”). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under
“—Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.

If specified in the prospectus supplement, our domestic subsidiary, Warren Resources of California, Inc. (the “Subsidiary Guarantor”), will fully and unconditionally guarantee (the “Subsidiary Guarantee”) the Debt Securities as described under “—Subsidiary Guarantee” and in the prospectus supplement. The Subsidiary Guarantee will be the unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the

Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article XII).

The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:

•       the title of the Debt Securities;

•       whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

•       whether the Debt Securities will be issued as registered securities, bearer securities or a combination of both;

•       whether the Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

•       any limit on the aggregate principal amount of the Debt Securities;

•       the dates on which the principal of the Debt Securities will be payable;

•       the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

•       the places where payments on the Debt Securities will be payable;

•       whether the Debt Securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•       any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

•       any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

•       the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

•       whether the Debt Securities are defeasible;

•       any addition to or change in the Events of Default;

•       whether the Debt Securities will be issued pursuant to a medium-term note program;

•       whether the Debt Securities are convertible into our common stock, preferred stock or any of our other securities and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

•       any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

•       any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 2.06).

The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt

Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Senior Debt Securities

The Senior Debt Securities will be our unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness whether existing at the date of the Senior Indenture or subsequently incurred. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, the Senior Indenture will not limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordination of Subordinated Debt Securities

The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our secured indebtedness and Senior Debt, including the Senior Debt Securities, whether existing at the date of the Senior Indenture or subsequently incurred (Article XIV of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•       the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•       the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•       the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “—Legal Defeasance and Covenant Defeasance.”

Subsidiary Guarantee

If specified in the prospectus supplement, the Subsidiary Guarantor will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantor will, fully and unconditionally guarantee the prompt payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by the Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantor will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to the Subsidiary Guarantor (Section 12.01).

In the case of Subordinated Debt Securities, the Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. (Article XIV of the Subordinated Indenture).

Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Subsidiary Guarantor to the fullest extent permitted by applicable law (Section 12.01).

Each Subsidiary Guarantee will be a continuing guarantee and will:

(1)         remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

(2)         be binding upon the Subsidiary Guarantor; and

(3)         inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.

The prospectus supplement may specify circumstances under which the Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Conversion Rights

The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

Denomination, Exchange and Transfer

The Debt Securities of each series will be issuable, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 2.09).

Registered securities of any series that are not Global Securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the applicable indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

You may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the Trustee as security registrar for each Indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. If, however, debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located outside of the United States in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 2.06). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 4.02).

If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 2.10).

Global Securities

Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security, unless its terms so expressly permit, may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

(1)         the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

(2)         an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or

(3)         other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Section 2.18).

As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 2.18). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, any Trustee or any agent of ours will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the regular record date for such interest (Section 2.15).

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 4.02).

Subject to any applicable abandoned property law, all money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 11.05).

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:

(1)         the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

(2)         immediately before and after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

(3)         several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 10.01).

Highly Leveraged Transaction

The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving our company that may adversely affect holders of the Debt Securities.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

(1)         failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(2)         failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

(3)         failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

(4)         failure to perform or comply with the provisions described under “—Consolidation, Merger and Sale of Assets”;

(5)         failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

(6)         Indebtedness of ourself, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million;

(7)         any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

(8)         certain events of bankruptcy, insolvency or reorganization affecting us, any Restricted Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

(9)         if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 6.01).

If an Event of Default (other than an Event of Default with respect to Warren Resources, Inc. described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately. If an Event of Default with respect to Warren Resources, Inc. described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 6.01). For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such

Holders have offered to such Trustee reasonable indemnity (Section 6.04). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 6.06).

No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(1)         such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

(2)         the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

(3)         the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 6.04).

However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 6.04).

We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 4.06).

Modification and Waiver

Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

•       change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

•       reduce the principal amount of, or any premium or interest on, any Debt Security;

•       reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

•       change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

•       impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

•       modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;

•       except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

•       reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

•       reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•       modify such provisions with respect to modification, amendment or waiver (Section 9.02).

The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 6.06). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 6.06).

Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

•       the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;

•       if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security; and

•       the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause).

Certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 8.03).

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action.

Satisfaction and Discharge

Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

(1)         either:

(a)           all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)          all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

(2)         we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

(3)         we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article XI).

Legal Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 11.02, relating to defeasance and discharge of indebtedness, which we call “legal defeasance,” or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance.”

Legal Defeasance.   The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

•       we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

•       no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “—Events of Default,” at any time until 121 days after such deposit;

•       such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•       in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

•       we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Section 11.03).

Covenant Defeasance.   The Indentures provide that, upon our exercise of our option (if any) to have Section 11.02 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “—Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or United States Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and United States Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Section 11.02). If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 11.02).

Notices

Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Section 13.03).

Title

We, the Subsidiary Guarantor, the Trustees and any of our agents may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 8.03).

Governing Law

The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 13.04).

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Warren Resources, Inc. consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

The following description of our capital stock summarizes general terms and provisions that apply to our capital stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part and incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

If we offer preferred stock, we will file the terms of the preferred stock with the SEC, and the prospectus supplement relating to that offering will include a description of the specific terms of the offering, including the following specific terms:

•       the series, the number of shares offered and the liquidation value of the preferred stock;

•       the price at which the preferred stock will be issued;

•       the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•       the liquidation preference of the preferred stock;

•       the voting rights of the preferred stock;

•       whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•       whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•       any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Under the terms of our articles of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•       restricting dividends on the common stock;

•       diluting the voting power of the common stock;

•       impairing the liquidation rights of the common stock; and

•       delaying or preventing a change in control of our company.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.

Classified Board

Our articles of incorporation and bylaws provide that our board of directors are divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change their composition of our board. Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board.

Filling Board of Directors Vacancies; Removal

Any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote.

Special Meetings of Stockholders

Special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Board, either upon motion or upon written request by holders of at least 66 2/3% of the voting power of all shares entitled to vote, or by our president.

Unanimous Consent of Stockholders Required for Action by Written Consent

Under our articles of incorporation, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

Issuance of Preferred Stock

As described above, our articles of incorporation authorize the board of directors to issue preferred stock from time to time, in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of any class of preferred stock, including the outstanding shares of preferred stock, while providing flexibility for many corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

No Cumulative Voting

The Maryland General Corporation Law provides that stockholders are not entitled to cumulative votes in the election of directors unless the articles of incorporation provide otherwise. Our articles of incorporation expressly prohibit cumulative voting.

Maryland Business Statutes

As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

•       Unsolicited takeover provisions.   Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent directors to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•       Business combination with interested stockholders.   The Maryland Business Combination Act provides that a Maryland corporation may not engage in business combinations with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless the board approved the transaction the interested stockholder became an interested stockholder, or the Maryland corporation has exempted itself from the statute in its articles of incorporation. We have elected not to exempt the company from this statute. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless:

•        the board of directors recommended the transaction, and

•        the transaction was approved by 80% of the outstanding shares of voting stock entitled to be cast and by 66 2/3% of the votes entitled to be cast by holders of voting stock other than shares owned by the interested stockholder.

•       Acquisition of control shares.   The Maryland Control Share Acquisition Act provides, unless the Maryland corporation opts out of this statute, where a stockholder acquires issued and outstanding shares of a corporation’s voting stock within one of the following ranges:

•        one-tenth or more but less than one-third,

•        one-third of more but less than a majority, or

•        a majority or more,

stockholder approval of the acquisition must be obtained before the stockholder may vote the shares. The required stockholder vote is two-thirds of all votes entitled to be cast is required each time a stockholder acquires control shares in an amount sufficient to cross one of the thresholds noted above, excluding shares held by the corporation’s directors.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an acquiring person statement and an undertaking to pay expenses for a special meeting, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days after the demand to consider the voting rights of the acquired shares. If no request for a special meeting is made, the corporation may present the matter at a stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of those shares are considered and not approved. The corporation may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. A control share acquisition does not include any merger, consolidation or share exchange were we are a party to such transaction. Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of common stock from the control share acquisition statute. Though not expected, our Board could cause us to become subject to this statute by amendment of our bylaws to eliminate the opt-out provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the deposit agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and us under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

•       the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•       the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•       the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

•       the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•       the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•       United States federal income tax consequences applicable to such warrants;

•       the amount of warrants outstanding as of the most recent practicable date; and

•       any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preferred stock, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants, other securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, will be filed with the SEC in connection with the offering of stock purchase contracts or stock purchase units. The prospectus supplement relating to a particular issue of stock purchase contracts or stock purchase units will describe the terms of those stock purchase contracts or stock purchase units, including the following:

•       if applicable, a discussion of material United States federal income tax considerations; and

•       any other information we think is important about the stock purchase contracts or the stock purchase units.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Patton Boggs LLP, Denver, Colorado. As of November 29, 2005, attorneys employed by that law firm beneficially own approximately 40,700 shares of our common stock, 3,337 shares of our 8% convertible preferred stock and warrants to purchase 12,500 shares of our common stock.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference from our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

Information with respect to the oil and gas reserves associated with our oil and gas properties incorporated into this prospectus by reference is derived from the report of Williamson Petroleum Consultants, Inc., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

6,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Jefferies	Sanders Morris Harris
Sole Book-Running Manager	Joint Lead Manager
Harris Nesbitt

December   , 2005